Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

SC 13E-3

SAPIENS INTERNATIONAL CORP N V

Table 1 to Paragraph (a)(7)

Line Item Type	Notes	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to be Paid	(1)	$1,294,418,583.00	0.0001531	$198,175.49

Total Transaction Valuation:		$1,294,418,583.00
Total Fees Due for Filing:				$198,175.49
Total Fees Previously Paid:				0.00
Total Fee Offsets:				0.00
Net Fee Due:				$198,175.49

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Offering Note(s)

(1)	Aggregate number of securities to which transaction applies: As of August 29, 2025, the maximum number of Common Shares to which this transaction applies is estimated to be 30,333,718, which consists of:

(a) 29,296,682 Common Shares (other than the Rollover Shares, the Excluded Shares and any Dissenting Shares);

(b) 1,020,250 Common Shares underlying Company Options that have a per share exercise price that is less than $43.50; and

(c) 16,786 Common Shares underlying outstanding Company RSUs.

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of August 29, 2025, the underlying value of the transaction was calculated based on the sum of:

(a) the product of 29,296,682 Common Shares (other than the Rollover Shares, the Excluded Shares and any Dissenting Shares) and the per share merger consideration of $43.50;

(b) the product of 1,020,250 Common Shares underlying Company Options that have a per share exercise price that is less than $43.50 and $24.60 (which is the difference between the per share merger consideration of $43.50 and the weighted average exercise price of the Company Options of $18.90); and

(c) the product of 16,786 Common Shares underlying outstanding Company RSUs and the per share merger consideration of $43.50.

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the transaction value by 0.00015310.